INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 dated April 21, 1998, of DVI, Inc. relating to the Incentive Stock Option Plan, of our report dated July 31, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of DVI, Inc. for the year ended June 30, 1997, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Parsippany, New Jersey

April 21, 1998